UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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GERBER SCIENTIFIC, INC.

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SUPPLEMENT DATED AUGUST 1, 2011
TO
PROXY STATEMENT DATED JULY 22, 2011

GENERAL INFORMATION

The following information supplements, and should be read in conjunction with, our proxy statement, dated July 22, 2011 (the “proxy statement”), which was previously mailed to you on or about July 25, 2011 relating to the proposals to (1) approve the Agreement and Plan of Merger, dated as of June 10, 2011 (the “Merger Agreement”), among Gerber Scientific, Inc. (the “Company”), Vector Knife Holdings (Cayman), Ltd. and Knife Merger Sub, Inc. (“Merger Sub”), (2) approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger pursuant to the Merger Agreement (the “Merger”), and the agreements and understandings pursuant to which such compensation may be paid or become payable and (3) approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Agreement.

PROPOSED SETTLEMENT OF LITIGATION

As previously disclosed on page 52 of the proxy statement under “The Merger — Litigation Related to the Merger,” the Company and Merger Sub were served with a purported shareholder class action complaint. The lawsuit was filed in Superior Court in the Judicial District of Tolland at Rockville in the State of Connecticut and names as defendants the Company, the Company’s directors, Vector Capital Corporation (“Vector”) and Merger Sub. The lawsuit seeks, among other relief, certain injunctive relief, including enjoining of the Merger, and damages. It also purports to seek recovery of the costs of the action, including reasonable attorneys fees.

On July 29, 2011, the defendants in the lawsuit entered into a Memorandum of Understanding (the “MOU”) with respect to claims asserted in the lawsuit described above. Pursuant to the MOU, the Company has agreed, among other things, to provide certain amended disclosures to supplement the proxy statement. The Company has also agreed to pay the plaintiff’s counsel’s attorneys’ fees in an amount to be awarded by the Superior Court in the Judicial District of Tolland at Rockville, but in no event more than $375,000.

The defendants have denied, and continue to deny, that any of them has committed or has threatened to commit any wrongdoing, violation of law or breach of duty to the plaintiff in this lawsuit, the putative class, or anyone, that they have any liability or owe any damages of any kind to the plaintiff or the putative class, and that any additional disclosures are required under any applicable rule, regulation, statute, or law, but are entering into the settlement solely because they consider it desirable that the lawsuit be settled and dismissed with prejudice in order to (i) eliminate the burden, inconvenience, expense, risk and distraction of further litigation, (ii) terminate all of the claims which were or could have been asserted against the defendants in the lawsuit and (iii) thereby permit the Merger to proceed without risk of injunctive or other relief.

When effective, the settlement as contemplated by the MOU will dismiss all of the plaintiff’s claims with prejudice and release all defendants from all claims related to the Merger. However, the settlement as contemplated by the MOU is subject to the approval of the Superior Court in the Judicial District of Tolland at Rockville. A hearing is expected to be scheduled at which the Superior Court in the Judicial District of Tolland at Rockville will consider the fairness, reasonableness, and adequacy of the settlement as contemplated by the MOU. There can be no assurance that the Superior Court in the Judicial District of Tolland at Rockville will approve the settlement as contemplated by the MOU. In such event, the settlement as contemplated by the MOU may be terminated.

RECOMMENDATION OF GERBER’S BOARD OF DIRECTORS

The Company’s board of directors continues to unanimously recommend that Company shareholders vote “FOR” the approval of the Merger Agreement, “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to the Company’s named executive officers in connection with the Merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approval the Merger Agreement.

SUPPLEMENTAL DISCLOSURE

The following information (changes marked with new text underlined and deleted text marked with strikethrough) amends and supplements the information disclosed on pages 24-37 of the proxy statement under the headings “The Merger — Opinion of RA Capital Advisors LLC”, “The Merger — Opinion of Peter J. Solomon Company, L.P.” and “The Merger — Certain Financial Projections”:

Opinion of RA Capital Advisors LLC

The Board retained RA Cap, based on RA Cap’s experience and reputation, to act as the Company’s financial advisor in connection with its analysis and consideration of the proposed Merger and deliver a fairness opinion in connection with the proposed Merger. As part of its investment banking business, RA Cap routinely performs financial analyses with respect to businesses and their securities in connection with mergers and acquisitions.

In connection with RA Cap’s engagement, the Board requested that RA Cap evaluate the fairness, from a financial point of view, of the Merger Consideration that the holders of the outstanding shares of Company common stock will be entitled to receive in the Merger. At a meeting of the Board held on June 10, 2011, RA Cap delivered an oral opinion to the Board, confirmed by delivery of a written opinion, dated June 10, 2011, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in the opinion, the Merger Consideration set forth in the Merger Agreement was fair, from a financial point of view, to the holders of Company common stock. RA Cap considered the Merger Consideration to be received by the shareholders pursuant to the Merger Agreement to be $11.00 per share in cash, without interest, plus a CCCP. Solely for purposes of rendering its opinion, RA Cap neither considered the value of the patent litigation covered by the CCCPs nor assigned any value to it and RA Cap assumed that the Merger Consideration to be received in exchange for each share would be $11.00 cash per share, without interest.

The full text of RA Cap’s opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by RA Cap. RA Cap’s opinion is attached as Annex B and is incorporated by reference into this proxy statement. RA Cap’s opinion addresses only the fairness, from a financial point of view, of the Merger Consideration pursuant to the Merger, and does not address any other aspect of the Merger or any related transaction. The opinion was provided solely for the information and assistance of the Board in connection with its consideration of the transactions contemplated by the Merger Agreement. RA Cap’s opinion does not address the merits of the underlying decision by the Company to engage in the transaction and does not constitute a recommendation to any shareholder as to how to vote or act with respect to any matters relating to the Merger. Shareholders are urged to read the opinion and consider it carefully in its entirety. The summary of RA Cap’s opinion below is qualified in its entirety by reference to, and should be reviewed together with, the full text of the opinion. It should be noted that, although subsequent developments after June 10, 2011 may affect the opinion, RA Cap does not have any obligation to update, revise or reaffirm its opinion, and will not undertake to do so.

In arriving at its opinion, RA Cap reviewed, among other information it deemed relevant:

•	the financial terms and conditions of the draft Merger Agreement dated June 9, 2011;

•	the draft Contingent Cash Consideration Agreement dated June 10, 2011;

•	the equity commitment letters, the Debt Commitment Letter and related limited guaranty;

•	the annual reports on Form 10-K of the Company for the fiscal years ended April 30, 2010 and April 30, 2009;

•	certain quarterly reports on Form 10-Q of the Company

•	certain internal financial and operating analyses and forecasts for the Company prepared by the management of the Company, which management of the Company has advised RA Cap it believed to be reasonable; and

•	certain publicly available research analyst reports on the Company which were not independently verified by RA Cap.

In addition, RA Cap:

•	held discussions with members of the senior management of the Company regarding their assessment of the strategic rationale for, and the potential benefits and challenges of, the transactions contemplated by the Merger Agreement, and the past and current business operations, financial condition and future prospects of the Company;

•	reviewed the reported price and trading activity for the shares of Company common stock;

•	compared certain financial and stock market information for the Company to similar information for certain other companies with publicly traded securities;

•	reviewed, to the extent publicly available, financial terms of certain recent business combinations of companies that RA Cap deemed to be comparable, in whole or in part, to the Merger; and

•	reviewed other information and performed such other studies and analyses as RA Cap deemed relevant.

In rendering its opinion, RA Cap relied upon and assumed the accuracy and completeness of all of the financial, accounting and other information that was publicly available or that was furnished by the Company or its management, or otherwise reviewed by RA Cap, and RA Cap did not assume any responsibility for independently verifying the accuracy or completeness of such information. In that regard, RA Cap made certain assumptions, with the Board’s consent, including the following:

•	the Company’s financial analyses and forecasts provided to RA Cap were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Company management as to the expected future results of operations and financial condition of the Company;

•	the Merger and the other transactions contemplated by the draft Merger Agreement would be consummated as set forth in such Merger Agreement, and that the definitive Merger Agreement would not differ in any respect material to the analysis of RA Cap from the draft Merger Agreement provided to RA Cap;

•	all consents and approvals material to the analysis of RA Cap will be obtained; and

•	the consideration to be received by holders of Company common stock would be $11.00 per share in cash without interest.

RA Cap’s opinion was necessarily based upon information available to it, and financial, economic, market and other conditions as they existed, and could be evaluated, as of the date of the opinion. It should be understood that subsequent developments may affect RA Cap’s opinion and RA Cap does not have any obligation to update, revise or reaffirm such opinion. RA Cap’s opinion is limited to the fairness, from a financial point of view, of the consideration to be received by holders of Company common stock in the Merger, and RA Cap has expressed no opinion as to the fairness of the Merger to, or any other consideration of, the holders of any other class of securities, creditors or other constituencies of the Company. The Company imposed no other instructions or limitations on RA Cap with respect to the investigation made or the procedures followed by it in rendering its opinion.

RA Cap’s opinion did not address the underlying business decision of the Company to engage in the Merger or the relative merits of the transactions contemplated by the Merger Agreement compared to any strategic alternatives that may have been available to the Company; nor did it address any legal, regulatory tax or accounting matters. RA Cap’s opinion addresses only the fairness, from the financial point of view, as of the date of its opinion, of the consideration to be received by the holders of Company common stock in the Merger. RA Cap’s opinion did not express any view on, and did not address, any other term or aspect of the Merger Agreement or Merger or any other term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger, including, without limitation, the fairness of the Merger to, or any consideration received in connection therewith by, any creditor or other constituency of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Merger, relative to the $11.00 per share in cash to be paid to the public shareholders, or otherwise. RA Cap did not express any opinion as to the Merger on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay its obligations when they become due.

In preparing its opinion for the Board, RA Cap performed a variety of financial and comparative analyses, including those described below. The order in which the analyses are described does not represent the relative importance or weight given to the analyses performed by RA Cap. The summary of RA Cap’s analyses described below is not a complete description of the analyses underlying its opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not susceptible to partial analysis or summary description. RA Cap believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, RA Cap made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the business of the Company and the industry generally, industry growth and the absence of any material change in the financial condition and prospects of the Company or the industry or in the financial markets in general. No company, transaction or business used in RA Cap’s analyses as a comparison is identical to the Company or the proposed Merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions analyzed. The estimates contained in RA Cap’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, RA Cap’s analyses and estimates are inherently subject to substantial uncertainty. RA Cap’s opinion was approved by a Fairness Opinion Committee of RA Cap.

The following is a summary of the financial analyses underlying RA Cap’s opinion delivered to the Board on June 10, 2011 in connection with the Merger. In order to fully understand RA Cap’s financial analyses, the summarized range of values presented below must be read together with the text of each summary. The summarized range of values alone does not constitute a complete description of the financial analyses. Considering the summarized range of values below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of RA Cap’s financial analyses.

Historical Stock Price Analysis.  The high and low trading prices of the Company common stock for the twelve-month period ended June 9, 2011 was $4.64 and $9.90, respectively, compared to the consideration in the Merger of $11.00 per share. RA Cap reviewed the performance of the Company’s common stock to the performance of the following three indexes for the three-year period ended June 9, 2011: 1) an index of companies deemed comparable to the Company’s Gerber Technology business (“Gerber Technology”); 2) an index of companies deemed comparable to the Company’s Spandex business (“Spandex”); and 3) the Standard & Poor’s 500 index. RA Cap reviewed separate groups of companies comparable to each of Gerber Technology and Spandex due to the fact that Gerber Technology and Spandex are disparate businesses and no single company is directly comparable. The Company’s common stock outperformed the index of companies deemed comparable to Spandex, and underperformed both the index of companies deemed comparable to Gerber Technology and the Standard & Poor’s 500 index.

Selected Comparable Trading Market Analysis.  Using publicly available information, RA Cap reviewed the financial, operating and stock market data of the following selected publicly traded companies that were deemed comparable to Gerber Technology or Spandex based on Company operations and markets served. Companies that were deemed comparable to Gerber Technology generally engage in the business of manufacturing and selling equipment or computer-aided design or computer-aided manufacturing software for the apparel, textile, soft goods or industrial markets worldwide and have enterprise values between $50 million and $2,000 million. The following companies were deemed comparable to Gerber Technology ~~based on Company operations and markets served~~:

•	Jingwei Textile Machinery Co. Ltd.

•	Schweiter Technologies AG

•	John Bean Technologies Corporation

•	Lectra SA

•	Flow International Corp.

•	Hardinge Inc.

•	Key Technology Inc.

Companies that were deemed comparable to Spandex generally engage in the business of distributing printing, paper or other products worldwide, with a focus on Europe (in the case of non printing and paper distribution), and have enterprise values between $50 million and $2,000 million. The following companies were deemed comparable to Spandex:

•	Sequana S.A.

•	PaperlinX Limited

•	Investimentos Participacoes e Gestao SA (INAPA)

•	Bossard Holding AG

•	Headlam Group plc

For each selected company, Enterprise Value/Sales, Enterprise Value/Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), and Price/Earnings multiples were computed for the most recently published last twelve months prior to June 10, 2011, for preliminary results of the fiscal year ending April 30, 2011, and projected for the forward fiscal year ending April 30, 2012. RA Cap used the multiples, weighted based on the estimated respective revenues of Gerber Technology and Spandex, for both sets of comparable companies to calculate the last twelve months and forward multiples for the Company, which resulted in the range of implied enterprise values and share prices summarized below. All multiples were based on closing stock prices as of June 9, 2011.

Implied Enterprise Value Range	Implied per Share Price Range
LTM	LTM

$200 million — $250 million	$7.80 — $9.90

Implied Enterprise Value Range	Implied per Share Price Range
Forward (FYE 4/30/2011 and 4/30/2012)	Forward (FYE 4/30/2011 and 4/30/2012)

$220 million — $290 million	$8.70 — $11.40

Selected Comparable Transactions Analysis.  Using publicly available information, RA Cap reviewed selected transactions with disclosed transaction values that RA Cap deemed to be comparable to either Gerber Technology or Spandex based on Company operations and markets served. Transactions that were deemed comparable to Gerber Technology generally had a target company with an implied enterprise value of greater than $50 million that manufactures and sells equipment or computer-aided design or computer-aided manufacturing software for the apparel, textile, soft goods or industrial markets worldwide. The following transactions were deemed comparable to Gerber Technology:

Target	Acquiror	Date Announced

• Elexis AG	• SMS GmbH	• May 9, 2011
• Fong’s Industries Co. Ltd.	• China Hengtian Group Co., Ltd.	• May 6, 2011
• EskoArtwork	• Danaher Corp.	• January 1, 2011
• Nihon Spindle Manufacturing Co. Ltd.	• Sumitomo Heavy Industries Ltd.	• May 10, 2010
• CoCreate Software GmbH & Co. KG	• Parametric Technology Corporation	• October 31, 2007
• GES International Ltd.	• Venture Corp Ltd.	• July 25, 2006
• Matrixone, Inc.	• Dassault Systemes SA	• March 1, 2006
• Leica Geosystems AG	• Hexagon AB	• June 13, 2005

Transactions that were deemed comparable to Spandex generally had a target company with an implied enterprise value of greater than $50 million that engages in the business of distributing office, printing, paper or related products worldwide. The following transactions were deemed comparable to Spandex:

Target	Acquiror	Date Announced

• Suministros Integrales de Oficinas S.A.	• Lyreco SA	• January 21, 2011
• CPI Group Ltd.	• PagePack (AU) Pty Limited	• January 17, 2011
• Corporate Express Australia Ltd.	• Staples Australia Pty Limited	• March 16, 2010
• Océ N.V.	• Canon Inc.	• November 16, 2009
• Corporate Express N.V.	• Staples, Inc.	• February 19, 2008
• Stork Prints B.V.	• Bencis Capital Partners B.V.; Bencis Buyout Fund III, L.P.	• July 25, 2007
• Map Merchant Group Limited	• Antalis S.A.	• July 6, 2007
• Punch Graphix Plc	• Punch International NV	• December 22, 2006

For each selected transaction, and based on available data, Enterprise Value/Sales, Enterprise Value/EBITDA, and Price/Earnings multiples were computed for the last twelve months prior to the transaction. RA Cap used the multiples for both sets of comparable transactions to calculate the multiples for the last twelve months for the Company, which resulted in the range of implied enterprise values and share prices summarized below.

Implied Enterprise Value Range	Implied per Share Price Range

$250 million — $290 million	$9.80 — $11.20

Illustrative Discounted Cash Flow Analysis.  RA Cap performed a discounted cash flow analysis of Company management’s projected financial results to calculate the estimated present value of the stand-alone, after-tax free cash flows that the Company would be expected to generate over the forecasted period ending April 30, 2016 and the enterprise value of the Company at the end of that period. RA Cap applied a range of terminal value multiples of 7.5x to 8.5x to the Company’s fiscal year 2016 estimated ending EBITDA. The range of terminal value multiples selected is consistent with the Company’s historical median EBITDA trading multiple. The present value of the cash flows to equity holders and terminal values for each case were calculated using discount rates of 13.1% to 15.1%, which were based upon an analysis of the Company’s weighted average cost of capital. RA Cap calculated the Company’s weighted average cost of capital to be 14.1%, which was comprised of a 15.1% cost of equity and a 3.8% after-tax cost of debt. The cost of equity was calculated using the capital asset pricing model, with key inputs including an equity risk premium of 9.6%, inclusive of a size premium of 2.9%, and a beta of 1.385. The cost of debt was based on the Company’s historical borrowing rates and effective tax rates. The weighting of equity and debt was 91% and 9%, respectively, based on the Company’s market value of equity and debt outstanding prior to the transaction announcement.

Implied Enterprise Value Range	Implied per Share Price Range

$290 million — $320 million	$11.10 — $12.20

Premiums Paid Analysis.  Using publicly available information, RA Cap reviewed the acquisition price per share for selected acquisitions of U.S. publicly traded companies announced since June 15, 2009 with implied enterprise values between $200 million and $600 million, excluding banks and other financial firms. RA Cap compared the acquisition price per share to the target’s stock price one-day, one-month, average over one-month, average over two-months, and average over three-months prior to the announcement of the transaction to arrive at an implied range of stock price premiums. These premiums were applied to the corresponding stock prices of the Company, using June 9, 2011 as the Company’s reference point. All premiums for the selected transactions were based on publicly available stock prices.

Implied per Share Price Range

$10.80 — $13.00

Illustrative Leveraged Buyout Analysis.  RA Cap performed a leveraged buyout analysis to estimate the theoretical purchase price that a financial buyer could pay in an acquisition of the Company. For purposes of this analysis, RA Cap utilized Company management projected financial results and assumed that a buyer would obtain approximately $100 million in debt. RA Cap also assumed a range of EnterpriseValue/EBITDA terminal value multiples from 7.0x to 9.0x on the Company’s EBITDA for the fiscal year ending April 30, 2016. ~~With an assumed equity internal rate of return ranging from 18% to 21%, the theoretical purchase price that a financial buyer could pay ranged from $10.60 to $11.40.~~ The range of terminal value multiples selected is consistent with the Company’s historical median EBITDA trading multiple. Based on RA Cap’s knowledge of hurdle rates often applied by private equity buyers in acquiring companies, RA Cap assumed equity internal rates of return ranging from 18% to 21%. This methodology yielded a theoretical purchase price that a financial buyer could pay ranging from $10.60 to $11.40.

Implied Enterprise Value Range	Implied per Share Price Range

$270 million — $300 million	$10.60 — $11.40

Sum of the Parts Analysis.  RA Cap performed a sum of the parts analysis to assess a range of prices that could potentially be realized if the Company’s business units were sold individually. RA Cap undertook several analyses to estimate the standalone values of Gerber Technology, Spandex and the Company’s Gerber Scientific Products business. ~~After accounting for various other assets and liabilities in connection with a sum of the parts value, the net~~

~~resulting value range per share ranged from $10.20 to $13.30.~~ The estimated standalone value of Gerber Technology ranged from $170 million to $210 million. The estimated standalone value of Spandex/Gerber Scientific Products ranged from $137 million to $169 million. Consideration was given to additional liabilities including the Company’s debt, leases or portions of leases on buildings not occupied by Gerber Technology, Spandex or Gerber Scientific Products, severance and other related costs and underfunded pension plans. Cash and other non operating assets were also given consideration in the analysis. This analysis yielded a net resulting value range per share ranging from $10.20 to $13.30.

Implied Enterprise Value Range	Implied per Share Price Range

$260 million — $350 million	$10.20 — $13.30

Present Value of the Future Stock Price Analysis.  RA Cap performed an analysis to calculate the present value of the Company’s estimated future stock price. Using management’s projected EBITDA for the years ending April 30, 2012 and April 30, 2013 and an estimated trading EnterpriseValue/EBITDA multiple of 8.0x, RA Cap calculated a projected future stock price range of $11.30 to $14.00. The range of projected future stock prices was discounted using an equity discount rate of 15.1%, which was based upon an analysis of the Company’s cost of equity capital. The resulting present value range of the Company’s estimated future stock price is from $9.80 to $10.60.

Implied per Share Price Range

$9.80 — $10.60

Relationship Between RA Cap and the Company.  We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to the Merger Agreement. In performing its services to the Company as described above, RA Cap has not entered into or assumed any agency or other fiduciary relationship with the Company, the Board, the Company’s shareholders or any other person.

The Company has agreed to pay RA Cap fees of $2,400,000 for its services in connection with the Merger, of which $200,000 became payable upon the delivery of RA Cap’s opinion and the remainder of which is contingent upon consummation of the Merger.

In addition, the Company has agreed to reimburse RA Cap for its reasonable out-of-pocket expenses and provide indemnity against certain liabilities and other items arising out of its engagement.

Since June 1, 2008, RA Cap has worked on a retainer basis with the Company on several transactions and special projects. RA Cap advised the Company in its acquisition of Virtek Vision International, Inc. and in its sale of Virtek European Holdings Inc. and the assets of the Company’s Gerber Coburn segment, among other potential transactions. During that time, RA Cap earned a total of $2,107,000, consisting of $392,000 in retainer fees and $1,715,000 in success fees. Following the Merger, RA Cap does not expect its relationship with the Company to continue. RA Cap has not provided any services for Vector or its affiliates.

Opinion of Peter J. Solomon Company, L.P.

Pursuant to an engagement letter dated May 17, 2011, the Board engaged PJSC to act as financial and strategic advisor to the Board in connection with a possible merger or similar transaction involving the Company and, if requested, to render to the Board an opinion as to the fairness, from a financial point of view, to the holders of Company common stock (other than shares of Company common stock (i) held in the treasury of the Company or owned by Parent or Merger Sub, or by their respective subsidiaries, or (ii) held by holders who are entitled to and properly demand an appraisal of their shares of Company common stock in accordance with Connecticut law, the shares referred to in clauses (i) and (ii) being referred to as “Excluded Shares”) of the Merger Consideration to be paid pursuant and subject to the terms and conditions of the Merger Agreement.

On June 10, 2011, PJSC reviewed its analyses with the Board (at their special meeting) and delivered its oral opinion to the Board, which was subsequently confirmed by delivery of a written opinion dated June 10, 2011 (the “PJSC Opinion”), that, as of such date and subject to the assumptions, qualifications and limitations set forth in the PJSC Opinion, the Merger Consideration proposed to be paid to the holders of Company common stock (other than holders of Excluded Shares) in connection with the Merger was fair, from a financial point of view, to such holders.

The full text of the PJSC Opinion, which sets forth assumptions made, procedures followed, matters considered, and limitations on and scope of the review undertaken by PJSC in rendering the PJSC Opinion, is attached as Annex C to this proxy statement. The PJSC Opinion addresses only the fairness, from a financial point of view, to the holders of shares of Company common stock (other than holders of Excluded Shares) of the Merger Consideration proposed to be paid to such holders in connection with the Merger, was provided to the Board in connection with their evaluation of the Merger, did not address any other aspect of the Merger and did not, and does not, constitute a recommendation to any holder of Company common stock or any other person as to how any such holder or person should vote with respect to the Merger or act on any matter relating to the Merger. The summary of the PJSC Opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion, which is incorporated by reference into this proxy statement. Holders of Company common stock are encouraged to read the PJSC Opinion carefully and in its entirety.

In connection with the PJSC Opinion, PJSC:

•	reviewed certain publicly available business and financial information relating to the Company that PJSC deemed to be relevant;

•	reviewed certain non-public internal financial statements and other non-public financial and operating data relating to the Company that were prepared and provided to PJSC by the management of the Company;

•	reviewed certain financial forecasts relating to the Company that were provided to or discussed with PJSC by the management of the Company;

•	discussed the past and current operations, financial condition and prospects of the Company with the management of the Company;

•	reviewed the reported prices and trading activity of the Company common stock;

•	compared the financial performance and condition of the Company and the reported prices and trading activity of the Company common stock with that of certain other comparable publicly traded companies that PJSC deemed relevant;

•	reviewed publicly available information regarding the financial terms of certain transactions comparable, in whole or in part, to the Merger that PJSC deemed relevant;

•	participated in certain discussions with representatives of the Company;

•	reviewed a draft of the Merger Agreement dated June 10, 2011;

•	reviewed a draft of the CCC Agreement dated June 10, 2011; and

•	performed such other analyses and reviewed such other material and information that PJSC deemed relevant.

PJSC assumed and relied upon the accuracy and completeness of the information provided to PJSC for the purposes of the PJSC Opinion, and PJSC did not assume any responsibility for independent verification of such information. With respect to the financial projections, PJSC assumed that the financial projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. PJSC did not conduct a physical inspection of the facilities or property of the Company. PJSC did not assume any responsibility for any independent valuation or appraisal of the assets or liabilities of the Company, nor was PJSC furnished with any such valuation or appraisal. Furthermore, PJSC did not consider any tax, accounting or legal effects of the transaction or the transaction structure on any person or entity.

PJSC assumed that the final forms of the Merger Agreement and the CCC Agreement would be substantially the same as the last drafts of the Merger Agreement and the CCC Agreement reviewed by PJSC and would not vary in any respect material to PJSC’s analysis. PJSC further assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any term, condition or agreement material to PJSC’s analysis (including, without limitation, the consideration proposed to be paid to the holders of Company common stock in connection with the Merger), and that, in the course of obtaining the necessary regulatory approvals for the Merger, no delay, limitation, restriction or condition will be imposed that would have a material adverse effect on the Company and that Parent will obtain the necessary financing to effect the Merger in accordance with the terms of financing commitments in the forms provided by Parent. PJSC further assumed that all representations and warranties set forth in the Merger Agreement and all related agreements are and will be true and correct in all respects material to PJSC’s analysis as of all of the dates made or deemed made and that all parties will comply in all respects material to PJSC’s analysis with all covenants of such parties thereunder. With the Board’s consent, for purposes of PJSC’s analyses, PJSC did not attempt to value or consider the merits of any of the claims that could potentially result in a CCCP and assigned no value to any CCCP.

The PJSC Opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to PJSC as of, June 9, 2011. In particular, PJSC did not express any opinion as to the prices at which shares of Company common stock may trade at any future time. Furthermore, the PJSC Opinion is limited to the fairness, from a financial point of view, to holders of shares of Company common stock (other than holders of Excluded Shares) of the Merger Consideration proposed to be paid to such holders pursuant to the Merger Agreement and does not address the Company’s underlying business decision to undertake the Merger or the relative merits of the Merger as compared to any alternative transactions or business strategies that might be available to the Company. The PJSC Opinion does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise except as expressly identified in the PJSC Opinion. In arriving at its opinion, PJSC was not authorized to solicit, and did not solicit, interest from any party with respect to a merger or other business combination transaction involving the Company or any of its assets, nor was PJSC involved in the negotiation of the terms of the Merger.

The following summarizes the material financial analyses performed by PJSC and reviewed with the Board on June 10, 2011 in connection with the delivery of the PJSC Opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand PJSC’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of PJSC’s financial analyses.

Analysis of Selected Publicly Traded Comparable Companies

Using publicly available information, PJSC performed a comparable companies analysis to determine (1) what the Company’s valuation would be if the Company common stock traded in the valuation range of certain comparable companies and (2) what the Company’s valuation would be if the Company common stock traded in such range and was to receive a premium to this valuation consistent with the median control premium paid in all announced public cash mergers and acquisition transactions (excluding financial services and real estate companies) with enterprise values between $200 million and $500 million since January 1, 2007 for U.S. targets. PJSC reviewed and compared selected financial data of companies of similar size and breadth having operations that, for purposes of PJSC’s analysis and based on PJSC’s experience, PJSC deemed similar to operations of the Company. The PJSC selected comparable companies were:

•	Cognex Corporation

•	Jingwei Textile Machinery Co. Ltd.

•	Shima Seiki Manufacturing Ltd.

•	Stratasys Inc.

•	John Bean Technologies Corporation

•	Lectra SA

•	Tsudakoma Corp.

•	Key Technology Inc.

•	Delcam plc

•	Domtar Corporation

•	United Stationers Inc.

•	Lintec Corp.

•	Sequana S.A.

•	Investimentos Participacoes e Gestao

•	PaperlinX Limited

•	Bossard Holding AG

•	Headlam Group plc

•	Fiducial Office Solutions

For each of these selected companies, PJSC calculated and compared various financial multiples and ratios, including, among others:

(1) enterprise value (which represents total equity value plus book values of total debt, preferred stock and minority interests less cash) as a multiple of each of:

•	net sales;

•	EBITDA; and

•	earnings before interest and taxes (referred to as “EBIT”)

for the selected companies, for the last twelve months and, other than as a multiple of net sales, for projected calendar years 2011 and 2012; and

(2) recent stock price per share as a multiple of earnings per share (referred to as “EPS”), for the last twelve months and for projected calendar years 2011 and 2012 based upon the closing stock prices as of June 9, 2011.

For purposes of this analysis, PJSC obtained the projected EPS, EBITDA and EBIT estimates for the public comparable companies by using the median of Wall Street analysts’ estimates as reported by Thomson Reuters as of June 9, 2011 for the PJSC selected companies.

Based on this data, as of June 9, 2011, PJSC developed a summary valuation analysis based on a range of trading valuation multiples and ratios for the PJSC selected companies. This analysis resulted in the following ranges of implied multiples and ratios:

Enterprise Value as a Ratio of:	Range of Implied Trading Multiples

LTM Net Sales	0.1x	— 5.2x
LTM EBITDA	3.7x	— 22.5x
LTM EBIT	5.5x	— 32.9x
CY 2011 EBITDA	3.7x	— 18.1x
CY 2011 EBIT	5.4x	— 27.6x
CY 2012 EBITDA	4.1x	— 11.1x
CY 2012 EBIT	3.8x	— 17.4x

Equity Value as a Ratio of:	Range of Implied Trading Multiples

LTM EPS	7.7x — 50.0x
CY 2011 EPS	8.3x — 34.9x
CY 2012 EPS	6.8x — 26.3x

PJSC then calculated a range of implied equity values per share of Company common stock using the range of multiples and ratios from the selected companies and applying them to the Company’s financial statistics, both excluding and including a “control premium”. For this calculation, the Company’s historical financial statistics were obtained from the Company’s historical financial statements, and the Company’s projected financial statistics were provided to PJSC by the Company’s management. See “Certain Financial Projections” beginning on page 36. The per share values were based on the number of fully diluted shares of Company common stock outstanding as of June 8, 2011. PJSC used a control premium of 28%, which was the median control premium paid in all announced public cash mergers and acquisition transactions (excluding financial services and real estate companies) with enterprise values between $200 million and $500 million since January 1, 2007, as reported by Mergerstat and Bloomberg.

Based on this analysis, PJSC derived reference ranges of implied equity values per share of Company common stock of $5.00 to $11.00 excluding a control premium and $6.40 to $14.08 including a control premium. PJSC noted that the Merger Consideration proposed to be paid to the holders of Company common stock in connection with the Merger was within the range of implied equity values of the PJSC selected companies.

Analysis of Selected Precedent Transactions

To analyze the Merger Consideration proposed to be paid to the holders of Company common stock in connection with the Merger relative to the consideration paid to the stockholders in selected other similar precedent transactions, PJSC prepared an analysis of selected precedent transactions that, for purposes of PJSC’s analysis, and based on PJSC’s experience, PJSC deemed similar to the Merger based on transaction size, Company operations and markets served. The PJSC selected precedent transactions were:

•	SMS GmbH/Elexis AG

•	Kurabo Industries Ltd./Kuraki Co. Ltd.

•	Parametric Technology Corp./CoCreate Software GmbH

•	OC Oerlikon Corp./Saurer AG

•	Qioptiq Group/Linos AG

•	Eastman Kodak/Creo Inc.

•	Nordson Corporation/EFD, Inc.

•	PagePack/CPI Group

•	Uni-Select USA/Finishmaster

•	Staples/Corporate Express Australia

•	KS Distribution/SSH Corporation

•	Canon Inc./Océ N.V.

•	Staples/Corporate Express N.V.

•	WinWholesale Inc./Noland Company

PJSC calculated the enterprise value in each of the selected transactions as a multiple of last twelve months revenue, EBITDA and EBIT. PJSC used publicly available data for the precedent transactions collected from SEC filings, news articles and other publicly available sources. Based on this analysis, PJSC derived the following ranges of multiples and ratios:

Enterprise Value as a Ratio of:	Range of Implied Multiples

LTM Revenue	17.5% — 511.4%
LTM EBITDA	5.4x — 23.1x
LTM EBIT	9.6x — 33.1x

PJSC then calculated a range of implied equity values per share of Company common stock using the multiples and ratios from the selected transactions and applied them to the financial statistics of the Company. For this calculation, Company historical financial statistics were obtained from the Company’s historical financial statements, and the Company’s projected financial statistics were provided to PJSC by the Company’s management. See “Certain Financial Projections” beginning on page 35. The per share values were based on the number of fully diluted shares of Company common stock outstanding as of June 8, 2011.

Based on this analysis, PJSC derived a reference range of implied equity values per share of Company common stock of $5.00 — $9.00. PJSC noted that the Merger Consideration proposed to be paid to the holders of Company common stock in connection with the transaction was above the range of implied equity values per share of the selected transactions.

Discounted Cash Flow Analysis

PJSC performed a discounted cash flow analysis to calculate the theoretical value per share of Company common stock based on the value of the Company’s future unlevered free cash flows, as estimated and provided by the Company’s management for fiscal years 2012 to 2016. In performing its discounted cash flow analysis, PJSC considered various assumptions that it deemed appropriate based on a review with the Company’s management of the Company prospects and risks. PJSC believed it appropriate to utilize discount rates ranging from 11.0% to 15.0%, and EBITDA terminal value multiples ranging from 6.0x to 10.0x. ~~PJSC determined to use these discount rates because they equaled the range of weighted average cost of capital of the Company and other companies deemed comparable to the Company by PJSC in its professional judgment.~~

PJSC utilized this range of discount rates after determining (a) the Company’s weighted average cost of capital utilizing the Company’s 5-year adjusted beta, (b) the Company’s weighted average cost of capital utilizing the median 5-year adjusted beta of the Company’s publicly traded peers deemed relevant by PJSC and the Company’s capital structure and (c) the median weighted average cost of capital of the Company’s publicly traded peers. For consistency, PJSC utilized the same set of comparable companies as analyzed for comparable trading company performance. Key inputs PJSC utilized when calculating cost of capital included a risk free rate of return of 2.96%, defined as the 10 year treasury rate; a levered beta of 1.599 defined as the Bloomberg weekly 5-year adjusted beta; a market risk premium of 6.7% as provided by the 2011 Ibbotson Yearbook; a microcap size premium of 4.07% for companies with market capitalizations less than $478 million as provided by the 2011 Ibbotson Yearbook; a before tax cost of debt of 7.2% which represented the 2010 weighted-average credit facility interest rate as published in the Company’s 2010 annual report; and a marginal tax rate of 35.0% per the Company’s 2010 annual report. For the comparable companies, PJSC utilized the same assumptions but varied the size premium in accordance with the 2011 Ibbotson Yearbook. PJSC observed the weighted average cost of capital of the Company’s peers to range from 7.2%-15.8% with a mean cost of capital of 11.1% and a median cost of capital of 11.3%.

When determining terminal value multiples, PJSC analyzed (a) EBITDA multiples of companies identified by PJSC as peers of the Company, (b) EBITDA multiples of transactions deemed by PJSC to be relevant and comparable to the Company and (c) current and historical trading multiples of the Company. When looking at comparable companies, PJSC identified an EBITDA range of 3.7x-22.5x. For machinery and software companies, PJSC observed an EBITDA range of 6.0x-22.5x, with a 25% quartile of 7.0x, median of 7.5x and 75% quartile of 8.5x; for paper and supplier companies, PJSC observed an EBITDA range of 3.7x-21.7x, with a 25% quartile of 5.5x, median of 8.2x and 75% quartile of 10.3x. When analyzing comparable transactions, PJSC identified an EBITDA range of 5.4x-23.1x. For machinery and software companies, PJSC observed an EBITDA range of 6.5x-23.1x, with a 25% quartile of 7.8x, median of 11.1x and 75% quartile of 12.1x; for paper and supplier companies, PJSC observed an EBITDA range of 5.4x-11.2x, with a 25% quartile of 7.7x, median of 9.2x and 75% quartile of 9.9x. For the Company, PJSC identified a current trading multiple of 10.3x EBITDA as of June 9, 2011, and a 52 week range of 4.9x to 15.7x. With a view towards the relative contribution of each segment of the business and the primary comparable companies and transactions thereof, PJSC identified a terminal value range of approximately 6.0x to 10.0x.

Based on this analysis, PJSC derived a reference range of implied equity values per share of Company common stock of $7.50 — $12.00. PJSC noted that the Merger Consideration proposed to be paid to the holders of Company common stock in connection with the transaction was within the range of implied equity values.

Miscellaneous

In arriving at its opinion, PJSC performed a variety of financial analyses, the material portions of which are summarized above. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, PJSC did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to significance and relevance of each analysis and factor. Accordingly, PJSC believes that its analyses must be considered as a whole and that selecting portions of its analyses or of the summary set forth above, without considering all such analyses, could create an incomplete view of the process underlying the PJSC Opinion.

In performing its analyses, PJSC relied on numerous assumptions made by the management of the Company and made numerous judgments of its own with regard to current and future industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. Actual values will depend upon several factors, including changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. The analyses performed by PJSC are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of PJSC’s analysis of the fairness, from a financial point of view, to the holders (other than Parent and its affiliates) of Company common stock (other than holders of Excluded Shares) of the Merger Consideration proposed to be paid to such holders in connection with the transaction and were provided to the Board in connection with the delivery of the PJSC Opinion. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities might actually be sold, which may be higher or lower than the Merger Consideration proposed to be paid to the holders of Company common stock in the Merger and which are inherently subject to uncertainty. Because such analyses are inherently subject to uncertainty, none of the Company, PJSC or any other person assumes responsibility for their accuracy.

With regard to the comparable public company analysis and the precedent transactions analysis summarized above, PJSC selected such public companies on the basis of various factors for reference purposes only; however, no public company or transaction utilized as a comparison is identical to the Company or the Merger. Accordingly, an analysis of the foregoing was not mathematical; rather, it involved complex considerations and judgments concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the acquisition or public trading values of the selected companies and transactions to which the Company and the Merger were being compared. The consideration proposed to be paid to the holders of Company common stock in the Merger was determined through negotiations between Parent and the Board and was approved by the Board. PJSC did not recommend any specific consideration to the Board or that any given consideration constituted the only appropriate consideration for the transaction. In addition, as described elsewhere in this proxy statement, the PJSC Opinion was one of many factors taken into consideration by the Board in evaluating the Merger. Consequently, the PJSC analyses described above should not be viewed as determinative of the respective opinions of the Board with respect to the Merger.

As part of its investment banking activities, PJSC is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, restructurings and valuations for corporate or other purposes. The Board selected PJSC to deliver an opinion with respect to the fairness, from a financial point of view, to the holders of Company common stock (other than holders of Excluded Shares) of the Merger Consideration proposed to be paid to such holders in connection with the Merger on the basis of such experience and PJSC’s qualifications and reputation.

Pursuant to the engagement letter dated May 17, 2011, the Company is obligated to pay PJSC a fee in connection with the services rendered to the Board. PJSC received a fee of $450,000 for its services, including a retainer fee of $100,000 and $350,000 of which was payable upon the date upon which PJSC advised the Company that it was prepared to render its opinion, and no portion of which is dependent on the closing of the Merger. In addition, the Company has also agreed to reimburse PJSC for its reasonable out-of-pocket expenses, including fees and disbursements of its counsel, incurred in connection with its engagement and to indemnify PJSC and certain related persons against liabilities and expenses, including liabilities under the federal securities laws, relating to or arising out of its engagement.

PJSC has not received compensation during the last two years for providing investment banking services to the Company, Parent or any of their affiliates. In addition, PJSC and its affiliates may provide in the future financial services to Parent and its affiliates, for which PJSC or its affiliates would expect to receive compensation. The issuance of the PJSC Opinion was authorized by its fairness opinion committee.

Certain Financial Projections

While the Company does publicly disclose certain financial forecasts as to future performance, earnings and other results, the Company does not as a matter of general practice publicly disclose financial forecasts beyond the upcoming full fiscal year and is especially cautious of making financial forecasts due to unpredictability of the underlying assumptions and estimates. However, in connection with the evaluation of a possible transaction involving the Company, the Company provided the Board and its advisors with certain non-public financial forecasts that were prepared by management of the Company and not for public disclosure.

A summary of these financial forecasts is not being included in this document to influence your decision whether to vote for or against the proposal to approve the Merger Agreement, but is being included because these financial forecasts were made available to the Board and its advisors. The inclusion of this information should not be regarded as an indication that the Board or its advisors or any other person considered, or now considers, such financial forecasts to be a reliable prediction of actual future results, and these forecasts should not be relied upon as such. The Company’s management’s internal financial forecasts, upon which the financial forecasts were based, are subjective in many respects. There can be no assurance that these financial forecasts will be realized or that actual results will not be significantly higher or lower than forecasted. The financial forecasts cover multiple years and such information by its nature becomes subject to greater uncertainty with each successive year. As a result, the inclusion of the financial forecasts in this proxy statement should not be relied on as necessarily predictive of actual future events.

In addition, the financial forecasts were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles in the United States (“GAAP”), the published guidelines of the SEC regarding projections and the use of non-GAAP measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

These financial forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of the Company. The Company believes the assumptions that its management used as a basis for this projected financial information were reasonable at the time Company management prepared these financial forecasts, given the information Company management had at the time. Important factors that may affect actual results and cause these financial forecasts not to be achieved include risks and uncertainties relating to the Company’s business (including its ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, the regulatory environment, general business and economic conditions and other factors described or referenced under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 13. In addition, the forecasts also reflect assumptions that are subject to change and do not reflect revised prospects for the Company’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial forecasts were prepared. Accordingly, there can be no assurance that these financial forecasts will be realized or that the Company’s future financial results will not materially vary from these financial forecasts.

No one has made or makes any representation to any shareholder or anyone else regarding the information included in the financial forecasts set forth below. Readers of this proxy statement are cautioned not to rely on the forecasted financial information. Some or all of the assumptions which have been made regarding, among other things, the timing of certain occurrences or impacts, may have changed since the date such forecasts were made. The Company has not updated and does not intend to update, or otherwise revise the financial forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions on which such forecasts were based are shown to be in error.

The following is a summary of the financial forecasts prepared by management of the Company and given to the Board and its advisors:

Summary Financial Forecasts

	Fiscal Year Ending April 30,
	2012E(1)	2013E(1)	2014E(1)	2015E(1)	2016E(1)
	(Dollars in millions)
Net Sales	$493.0	$519.2	$541.4	$559.7	$579.3
Gross Profit (2)	$163.1	$173.4	$182.4	$189.1	$196.1
EBITDA (2)	$36.4	$43.9	$49.6	$52.1	$54.7
EBIT (2)	$28.3	$36.1	$42.1	$44.6	$47.2

Net Income Excluding Non-Recurring Items (3)	$17.9	$23.2	$27.3	$29.0	$30.8

EBIT (2)	$28.3	$36.1	$42.1	$44.6	$47.2
Taxes @ 32.0%	$(9.1)	$(11.6)	$(13.5)	$(14.3)	$(15.1)
Depreciation and Amortization	$8.1	$7.8	$7.5	$7.5	$7.5
Capital Expenditures	$(10.5)	$(7.4)	$(7.4)	$(7.4)	$(7.4)
Pension Contribution	$(4.4)	$(3.3)	$(2.7)	$(2.6)	$(2.4)
Change in Net Working Capital	$(10.1)	$(7.1)	$(9.0)	$(8.3)	$(8.9)

Free Cash Flow (3)	$2.4	$14.5	$17.0	$19.5	$20.8

(1)	Forecasted values.

(2)	Adjusted for non-recurring items (including restructuring costs and severance assumptions).

(3)	Adjusted for non-recurring items (including restructuring costs, severance assumptions and tax benefits).

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This supplement contains forward-looking statements, including information relating to the Merger, which are qualified in their entirety by the “Cautionary Statement Regarding Forward-Looking Statements” section of the proxy statement.